Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-1) and related Prospectus of Applied Genetic Technologies Corporation for the registration of its common stock and to the incorporation by reference therein of our report dated September 26, 2019, with respect to the financial statements and financial statement schedule of Applied Genetic Technologies Corporation included in its Annual Report (Form 10-K) for the year ended June 30, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tampa, Florida

January 28, 2020